EMCOR Group, Inc. 301 Merritt Seven • 6th Floor Norwalk, CT 06851 Phone 203.849.7938 Fax 203.849.7810

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	FOR:	EMCOR GROUP, INC.

	CONTACT:	R. Kevin Matz
Senior Vice President
Shared Services
(203) 849-7938

FD
Investors: Eric Boyriven – 212-850-5600
Linden Alschuler & Kaplan, Inc.
Media: Josh Epstein – 212-575-4545

EMCOR GROUP, INC. COMPLETES TRANSACTION TO ACQUIRE
OHMSTEDE, LTD.

- Acquisition Broadens EMCOR’s Presence and Capabilities in the
Industrial Services Sector -

NORWALK, CONNECTICUT, September 19, 2007 – EMCOR Group, Inc. (NYSE: EME) today announced that it has completed its acquisition of Ohmstede, Ltd. (“Ohmstede”) for a purchase price of approximately $455 million in cash, as previously announced.

Headquartered in Beaumont, Texas, Ohmstede is the leading provider of aftermarket maintenance and repair services, replacement parts and fabrication services for highly engineered shell and tube heat exchangers for the refinery and petrochemical industries.

Frank T. MacInnis, Chairman and Chief Executive Officer of EMCOR, commented, “We are very pleased to have completed this significant strategic transaction. The purchase of Ohmstede allows EMCOR to expand its presence in the industrial sector, a market with strong secular drivers and good growth prospects. Ohmstede performs mission-critical services for its customers, with the majority of its revenue coming from recurring and highly visible rebuild, repair, and maintenance work in addition to fabricating and installing highly engineered equipment. Ohmstede’s business model aligns extremely well with EMCOR’s; each company offers single point of responsibility solutions that include both field and shop services. Ohmstede has developed a multi-faceted growth strategy that has led to strong organic revenue and earnings growth and under experienced local management we expect this trend to continue.”

EMCOR Group, Inc. is a Fortune 500® worldwide leader in mechanical and electrical construction services, energy infrastructure and facilities services. This press release and other press releases may be viewed at the Company’s Web site at www.emcorgroup.com.

- MORE -

EMCOR Group, Inc. 301 Merritt Seven • 6th Floor Norwalk, CT 06851 Phone 203.849.7938 Fax 203.849.7810

     This release may contain certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995. Any such comments are based upon information available to EMCOR management and its perception thereof, as of this date, and EMCOR assumes no obligation to update any such forward-looking statements. These forward-looking statements may include statements regarding market opportunities, market share growth, gross profit, backlog mix, projects with varying profit margins, and selling, general and administrative expenses. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Accordingly these statements are no guarantee of future performance. Such risk and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR’s services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity and mix of business. Certain of the risks and factors associated with EMCOR’s business are also discussed in the Company’s 2006 Form 10-K, its Form 10-Q for the second quarter ended June 30, 2007, and in other reports filed from time to time with the Securities and Exchange Commission. All these risks and factors should be taken into account in evaluating any forward-looking statements.

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